EXHIBIT 99.1

[OPENTV CORP. LETTERHEAD]

October 9, 2009

BY EMAIL AND FIRST CLASS MAIL

Thomas Choe
Lead Analyst
Listing Qualifications
The NASDAQ Stock Market
9600 Blackwell Road
Rockville, MD 20850

Re: Audit Committee of OpenTV Corp.

Dear Mr. Choe:

On behalf of OpenTV Corp., a British Virgin Islands corporation (the "Company"), I hereby notify The NASDAQ Stock Market ("NASDAQ") that on October 7, 2009, Eric Tveter resigned as a member of the Company's board of directors. Mr. Tveter was considered an independent director, as determined in accordance with the NASDAQ Global Market listing standards and applicable rules and regulations adopted by the Securities and Exchange Commission. As a result of Mr. Tveter's resignation, the Company is no longer in compliance with NASDAQ's audit committee requirement for continued listing set forth in NASDAQ Listing Rule 5605(c)(2)(A). The Compensation and Nominating Committee of the Company's board of directors has commenced a search for a new independent director to replace Mr. Tveter on the board of directors and on the audit committee.

The Company hereby notifies NASDAQ that it will be relying on the 180-day "cure period," set forth in Rule 5605(c)(4)(B) of the NASDAQ Listing Rules, to regain compliance with the audit committee requirement of the NASDAQ Listing Rules.

Please don't hesitate to call me at (415) 962-5030 should you have any questions regarding these matters.

Very truly yours,

OPENTV CORP.

/s/ Mark Beariault

Mark Beariault
General Counsel